Director Compensation
Committee Approved February 17, 2009
Board Approved February 17, 2009
Effective May1, 2009

Board of Director Retainer:
Outside directors to receive an annual retainer of $32,200 to be paid in a combination of cash and restricted stock..

Cash:  A monthly cash payment of $2,100 ($25,200 annually) to be paid at the beginning of the month following the month of service.  Directors may miss a maximum of two scheduled board meetings without penalty.

Restricted Stock:  Annually, subject to full board approval, timing and vesting qualifications, outside directors will receive an equity award (restricted stock) with an economic value of $7,000.

Special Service Retainer
Special quarterly service retainers are paid the month following the end of the quarter for the following service

Board Chair $2,800
Audit Chair $2,500
Compensation Chair $1,500
Governance/Nominating Chair $1,500
ALCO Chair $1,500
Executive committee members $1,500
(Eligible if non-employee and not receiving Chair
Retainer)

Committee Meetings
In addition to the annual retainer, attendance at committee meetings entitles outside directors to additional compensation in the amount of $200 for attendance at scheduled “in-person” committee meetings and $100 for telephone meetings.

Telephone Board Meetings
Occasionally it is necessary to call a telephone meeting of the board of directors.  Directors attending these meetings are entitled to $100.